Exhibit 99.1

Applied Materials’ Planned Acquisition of Varian Semiconductor

Receives Clearance from U.S. Department of Justice

SANTA CLARA, Calif., October 18, 2011 – Applied Materials, Inc. (Nasdaq: AMAT) today announced that it has received notice from the U.S. Department of Justice, Antitrust Division, of early termination of the waiting period under the Hart-Scott- Rodino Antitrust Improvements Act in connection with the company’s proposed acquisition of Varian Semiconductor Equipment Associates, Inc. (Nasdaq: VSEA) pursuant to an Agreement and Plan of Merger dated May 3, 2011.

On August 11, 2011 Varian shareholders voted to approve the merger, and to date, Applied has received regulatory clearance from Israel, Germany and Taiwan. Consummation of the merger remains subject to certain closing conditions, including regulatory approval in China. Applied currently expects that the merger will close within calendar year 2011. A formal notification of the merger will be filed with the Korean regulatory authorities following the close.

The acquisition of Varian will enhance Applied’s portfolio of world-class products by adding market-leading ion implantation technology, enabling the company to support customers with complementary solutions for meeting the complex challenges of advanced chip manufacturing.

Forward-Looking Statements

This press release contains forward-looking statements, including those relating to the anticipated acquisition of Varian and benefits of the transaction, and includes the assumptions that underlie such statements. These statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those stated or implied, including but not limited to: the satisfaction of conditions precedent to consummation of the planned acquisition, including the ability to secure the remaining regulatory approval in a timely manner or at all; Applied’s ability to successfully integrate Varian’s operations, product lines, technology and employees and realize synergies; the level of demand for the combined companies’ products, which is subject to many factors, including uncertain global economic and industry conditions, demand for electronic products and semiconductors, and customers’ new technology and capacity requirements; and other risks described in Applied’s filings with the Securities and Exchange Commission, including its most recent Form 10-Q. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Applied does not undertake any obligation to update any forward-looking statements.

About Applied Materials:

Applied Materials, Inc. (Nasdaq:AMAT) is the global leader in providing innovative equipment, services and software to enable the manufacture of advanced semiconductor, flat panel display and solar photovoltaic products. Our technologies help make innovations like smartphones, flat screen TVs and solar panels more affordable and accessible to consumers and businesses around the world. At Applied Materials, we turn today’s innovations into the industries of tomorrow. Learn more at www.appliedmaterials.com.

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Contact:

Howard Clabo (editorial/media) 408.748.5775

Michael Sullivan (financial community) 408.986.7977